EXHIBIT 11(b)

                          Independent Auditors' Consent


         We consent to the incorporation by reference in this Post-Effective Amendement No. 23 to the Registration Statement (1933 Act File No. 2-78047) of The Wright Managed Equity Trust of our report on the financial statements of The Wright Selected Blue Chip Equities Fund, Wright Junior Blue Chip Equities Fund and Wright International Blue Chip Equities Fund dated January 30, 1998, relating to the Funds referenced above, and of our report dated January 30, 1998, relating to Selected Blue Chip Equities Portfolio, Junior Blue Chip Equities Portfolio and International Blue Chip Equities Portfolio, which reports are included in the Annual Report to Shareholders for the year ended Decembe 31, 1997 which is incorporated by reference in the Statement of Additional Information which is part of such Registration Statement.

         We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Boston, Massachusetts
April 28, 1998